Exhibit 99.1

Sono-Tek Announces Second Order Exceeding $1.1 Million from Clean Energy Sector

Second Substantial Order in Clean Energy Sector is from Repeat Customer, & Both Orders Among Largest in Sono-Tek History

MILTON, NY, January 12, 2023 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it has received an additional order for a production volume coating line valued at more than $1.1 million from an existing customer in the clean energy sector.

This is the second order valued at over $1.1 million that Sono-Tek has received from the clean energy sector to date, one of the Company’s target sectors for growth. The order also ranks among the largest in Sono-Tek’s history, a growing trend with Sono-Tek’s increased focus on providing full system solutions. The order is expected to ship during the upcoming fiscal year that begins on March 1, 2023.

Sono-Tek’s application engineers have worked closely with the customer’s development team to optimize the coating process. Sono-Tek’s equipment, which has been customized for the customer’s specific requirements, applies critical thin layers in a manufacturing step for a green energy sector product that contributes to the reduction of emissions. The customer is scaling from R&D to in-line production to meet the rapidly growing demands for its products.

Steve Harshbarger, President and COO of Sono-Tek, commented, “This is the second production volume equipment order that we’ve received from the clean energy sector and it’s from a repeat customer who has already purchased several R&D machines, a pilot line machine, and placed an order for another $1.1 million production volume machine in August 2022. Despite current supply chain challenges, we continue to have a large number of customers working with our highly experienced engineers and using our ultrasonic coating systems for R&D in carbon capture, hydrogen generation and fuel cell applications. Additional orders for Sono-Tek equipment may result when these companies make the transition to production volumes. Sono-Tek also continues to invest heavily in its own R&D in this target area for growth that is benefiting from large global initiatives to implement Green Energy technology.”

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes.  For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans.  They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; further adverse effects to our supply chain and the related build-up of inventory; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com